CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 3, 1998, which is included as part of Exhibit 13 -- Ingersoll-Rand 1997 Annual Report to Shareholders, which is incorporated by reference in Ingersoll-Rand Company's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which also appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.






PRICE WATERHOUSE LLP
Morristown, New Jersey
March 9, 1998